M. H. Meyerson & Co., Inc.

                            Exhibit 11

                 Statement of Earnings Per Share

The earnings per share during the periods presented were calculated as follows:

Nine months ended October 31, 1997
Shares outstanding during the nine months ended October 31, 1997:

4,993,335 shares from February 1 to February 12, 1997  12 days    59,920,020
4,995,335 shares from February 13 to February 27, 1997 15 days    74,930,025
5,000,335 shares from February 28 to April 1, 1997     33 days   165,011,055
5,030,335 shares from April 2 to May 22, 1997          51 days   256,547,085
5,035,335 shares from May 23 to August 13, 1997        83 days   417,932,805
5,042,835 shares from August 14, to October 31, 1997   79 days   398,383,965
                                                      273 days 1,372,724,955

1,372,724,955 shares divided by 273 days = 5,028,297 average shares outstanding.
Calculation of equivalent shares would be anti-dilutive.

Nine months ended October 31, 1998
Shares outstanding during the nine months ended October 31, 1998:

5,047,835 shares from February 1 to February 25, 1998 25 days 126,195,875 5,055,335 shares from February 26 to October 31, 1998 248 days 1,253,723,080
                                                      273 days 1,379,918,955

1,379,918,955 shares divided by 273 days = 5,054,648 average shares outstanding.
Calculation of equivalent shares would be anti-dilutive.